POYNER & SPRUILL, L.L.P.
                              ATTORNEYS AT LAW



                                    June 14, 1994


          Mr. John A. Allison, IV
          Chairman of the Board of Directors
           and Chief Executive Officer
          BB&T Financial Corporation
          223 West Nash Street
          Wilson, North Carolina  27893

               Re:  BB&T  Financial  Corporation   -  Offering  of  Up   to
                    2,000,000  Shares   of  Common  Stock   under  Dividend
                    Reinvestment Plan

          Dear Sir:

               We have acted as special counsel to BB&T Financial Corporation, a North Carolina corporation ("Corporation"), in connection with the planned offering of up to 2,000,000 shares of the Corporation's common stock, par value $2.50 per share, under the provisions of its 1994 Dividend Reinvestment Plan (the "Plan") adopted and approved by the Corporation's Board of Directors. The provisions of the Plan are as set forth in the question and answer format generally utilized as the Corporation's 1988 Dividend and Reinvestment Shareholder Savings Service as amended and modified to the form of the question and answer format of the Plan. The Plan is more particularly set forth under the Prospectus made a part of the Corporation's Registration Statement on Form S-3 ("Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in furtherance of registration of the shares of its common stock offered under the Plan pursuant to the Securities Act of 1933, as amended.

               Under  the Plan,  a holder  of record  of  the Corporation's issued and outstanding  shares of common stock,  $2.50 par value, may effect purchases of its common stock through (i) the automatic reinvestment of cash dividends on all or any portion of the shares of common stock registered in his or her name and
          (ii) the optional cash payments of not less than $25 per payment and not more than $4,000 total payments per calendar month. The cash dividend payments (inclusive of cash dividends attributable to shares held in the participants' accounts maintained under the
          Plan) will be reinvested in the Corporation's common stock by its issuance of additional shares directly or, alternatively at its discretion, through purchases of shares on the open market, and in either case at a purchase price of not less than 95% of the fair market value of the shares at the appropriate investment date. The rate of discount to fair market value will be fixed annually (1% or integers thereof not to exceed 5%) by the Corporation's Board of Directors based on the closing sales price for the shares in the over-the-counter market on the

          Mr. John A. Allison, IV
          June 14, 1994
          Page 2


          initial trading date immediately preceding the applicable investment date provided for under the Plan, as reported on the NASDAQ National Market System. Each participant's optional cash payments will be utilized to purchase additional shares from the Corporation directly, or alternatively at its discretion, on the open market, but in either case at 100% of the fair market value of the shares on the appropriate investment date. All open market purchases of shares for the respective accounts of participants will be
          effected   through  the   agency   of   an  independent   banking
          institution.    These open  market  purchases of  shares  will be
          accomplished   on  the   basis  that   the  brokerage   fees  and
          commissions, including the amount  of the purchase price discount
          to  market  value  attributable   to  the  reinvestment  of  cash
          dividends, will be absorbed and paid by the Corporation.

               As counsel to the Corporation, the opinion of this firm is requested in connection with the foregoing offering of the Corporation's common stock pursuant to the Plan and involving matters relating to the organization of the Corporation, and the validity of the common stock when issued and paid for in the manner provided by the terms of the Plan.

               For the purposes of  the opinions expressed herein, we  have assumed that: (i) at the time of each subsequent issuance of the Corporation's common stock pursuant to the Plan, the shares of its common stock validly authorized are adequate, and are issued subject to the rights, privileges and limitations thereof as now prescribed under the Corporation's Charter (as defined below);
          (ii) no changes in the applicable North Carolina Business Corporation Act ("NCBCA") have occurred; and (iii) the issuance and delivery of the Corporation's common stock at the time does not violate any provisions of any judgment, order, writ, injunction or decree by any court or governmental authority, or result in a breach of or constitute a default or require any consent under the provisions of any agreement, instrument or other obligation (other than the Corporation's Charter and Bylaws) to which the Corporation is a party or by which the Corporation or its assets and properties is bound.


               In furtherance of the foregoing, we have reviewed (i) the governing instruments under which the Corporation has been organized, consisting of its Articles of Incorporation and all amendments thereto as filed with the office of the Secretary of State of the State of North Carolina (its "Charter") and its Bylaws and all amendments thereto; (ii) the appropriate record books of proceedings of its Board of Directors; (iii) the provisions of the Plan as described in the Prospectus made a part of the Registration Statement; and (iv) the definitive form of the stock certificates representing the authorized shares of the Corporation's common stock and incorporated by reference as an exhibit to the Registration Statement.

          Mr. John A. Allison, IV
          June 14, 1994
          Page 3



               Based upon the foregoing review and examinations, and after a review of the applicable provisions of the NCBCA, and after the conduct of such further investigations and inquiries as we consider appropriate, we are of the opinion that:

                    (1) The Corporation has been duly incorporated and is validly existing as a corporation under the laws of the State of North Carolina.

                    (2) The Corporation is authorized to issue 100,000,000 shares of its common stock, $2.50 par value, and 4,000,000 shares of its nonvoting preferred stock, $1.00 par value, with no shares of preferred stock issued or outstanding; and as of March 31, 1994, 32,195,746 shares of its authorized common stock are issued and outstanding.

                    (3)  The  Corporation  has  duly   authorized  and
               reserved for issuance up to the total of 2,000,000 shares of its authorized common stock pursuant to the Plan, and upon the issuance and delivery thereof, against the Corporation's receipt of the purchase price therefor as provided for by the Plan, the shares of its common stock so issued and delivered will be validly issued, fully paid and nonassessable.

               The foregoing opinions are contingent upon the Registration Statement becoming effective pursuant to the Securities Act of 1933, as amended, and the applicable rules and regulations of the Commission promulgated thereunder.

               We hereby consent (i) to being named and identified in the Registration Statement, and in the Prospectus which constitutes a part thereof, as special counsel to the Corporation who will pass upon certain legal matters in connection with the issuance and delivery of its common stock offered thereby, (ii) to the reference to this firm under the caption "Legal Opinions" in the Prospectus, and (iii) to the use of this opinion as Exhibit (5) to the Registration Statement.

                                        Yours very truly,
                                        Poyner & Spruill, L.L.P